EXHIBIT 10.2

CONFIDENTIAL TREATMENT

DEVELOPMENT AND SUPPLY AGREEMENT

This Agreement is made this third day of April, 2000 (“Effective Date”) by and between Cubist Pharmaceuticals, Inc., having a principal place of business at 24 Emily Street, Cambridge, Massachusetts 02139 (hereinafter referred to as “Cubist”) and Abbott Laboratories, having a principal place of business at 100 Abbott Park Road, Abbott Park, Illinois 60064-3500 (U.S.A.) (hereinafter referred to as “Abbott”).

WITNESSETH:

WHEREAS, Cubist owns rights to the compound daptomycin, an injectable antibiotic drug, and wishes to develop and market the drug in a standard flip top vial for the treatment of serious gram positive infections;

WHEREAS, Cubist and Abbott desire that Abbott assist Cubist in the development of daptomycin as a parenteral formulation;

WHEREAS, after Cubist has received an approved NDA from the U.S. Food and Drug Administration (“FDA”) and/or corresponding new drug approvals in selected international markets, the parties desire that Abbott manufacture [   ]*, daptomycin as a parenteral formulation.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, Cubist and Abbott agree as follows:

ARTICLE 1. DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1 “Bulk Drug” shall mean the Drug in bulk form that Cubist or its Bulk Drug suppliers shall deliver to Abbott for incorporation into Product and meeting the applicable Bulk Drug Specifications.

1.2 “Bulk Drug Specifications” shall mean the detailed description and parameters of Bulk Drug set forth on Exhibit 1.2.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

1.3 “Confidential Information” shall mean all information disclosed hereunder in writing and identified as being confidential or, if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is reduced to writing within thirty (30) days of disclosure and identified as being confidential, except any portion thereof which:

a.                 is known to the recipient, as evidenced by the receiving party’s written records, before receipt thereof under this Agreement;

b.                is disclosed in good faith to the recipient after acceptance of this Agreement by a third person lawfully in possession of such information and not under an obligation of nondisclosure;

c.                 is or becomes part of the public domain through no fault of the  recipient;

d.                is developed by or for the recipient independently of information disclosed hereunder as evidenced by the recipient’s written records or  other competent evidence; or

e.                 is required by law to be disclosed; provided notice of such disclosure is provided to the disclosing party prior to such disclosure.

1.4 “Contract Year” shall mean the twelve-month period commencing on the first day of the month after the month of Cubist’s first bona fide sale of Product to a non-affiliate customer after Product has received an approved NDA from the FDA and/or a corresponding government marketing approval in an international market.

1.5 “Drug” shall mean the human antibiotic pharmaceutical that Cubist refers to as daptomycin and described in Exhibit 1.5.

1.6 “NDA” shall mean the daptomycin New Drug Application filed with the FDA to obtain regulatory approval in the US.

1.7 “Product” shall mean the Drug in final dosage form, packaged in a standard flip top vial, meeting the Product Specifications.

1.8 “Product Specifications” shall mean those product, labeling and performance specifications for Product filed with the FDA or other appropriate regulatory authorities, including Product formula and materials required for the manufacture of the Product that is to be purchased and

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

supplied under this Agreement, as such are set forth on Exhibit 1.8,  which specifications may be amended from time to time by the written agreement of the parties.

1.9 “Term” shall mean the period commencing on the Effective Date and ending at the end of the fifth Contract Year, unless this Agreement is sooner terminated in accordance with Paragraph 11.2 or 11.3 or extended in accordance with Paragraph 11.1.

ARTICLE 2. PRODUCT DEVELOPMENT PROJECT

2.1 GENERAL. Promptly following the Effective Date, the parties shall undertake a product development project (“Project”) consisting of the development activities outlined in Articles 3 and 4 hereof. The Project will be conducted in accordance with the Project Timetable attached hereto as Exhibit 2.1.

2.2 REASONABLE EFFORTS. Each party shall use its reasonable efforts to complete successfully the Project in accordance with the Project Timetable specified in Exhibit 2.1. However, the parties agree and understand that neither party hereto guarantees that the Project will be successful, nor warrants or guarantees that a marketable Product will result from the Project. In the event that Abbott’s Project Development Responsibilities, described in Section 3, prior to regulatory submission are not completed [ ]* after the date specified in Exhibit 2.1 (after taking into account any mutually agreed upon date adjustments and assuming that Cubist has fulfilled its Project Development Responsibilities), the parties shall meet and discuss appropriate remedies. If the parties are unable to agree upon an allocation of responsibility, damages and payment terms, the matter shall be resolved by Alternative Dispute Resolution (“ADR”) in accordance with the procedure set forth in Exhibit 13.4.

ARTICLE 3. ABBOTT’S DEVELOPMENT RESPONSIBILITIES

3.1 ABBOTT’S RESPONSIBILITIES. The objective of the Project shall be for Abbott to assist in the development of the Product and to assist Cubist in obtaining an approved NDA (and/or foreign equivalents) covering the Product. Abbott shall then manufacture and deliver Product to Cubist for sale by Cubist as a human pharmaceutical product, as herein provided. Abbott shall have the following responsibilities, as required:

a.                 Identify compatible components for use in manufacturing the Drug.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

b.                Manufacture clinical supplies, stability supplies, NDA consistency batches and process validation batches of Product in accordance FDA and European Union (“EU”) guidelines for current Good Manufacturing Practices (“cGMPs”) and pursuant to protocols that the parties shall agree to mutually.

c.                 [   ]*

d.                Prepare suitable manufacturing instructions and manufacturing controls for inclusion in regulatory submissions.

e.                 Provide appropriate regulatory agencies with letters of authorization referencing Abbott’s Drug Master File (“DMF”). The DMF shall contain general operational information about Abbott’s manufacturing including but not limited to microbiological data, process validation data, batch documents and other data required to support regulatory submissions. In addition, provide Cubist with specific Product related Chemistry, Manufacturing and Controls (“CMC”) documentation as required by regulatory guidelines to support the US and EU regulatory filings of the Product, provided that Abbott shall not be required to prepare more than one set of CMC documentation in connection with EU regulatory filings.

f.                   Provide Cubist and appropriate regulatory agencies with letters of  reference to Abbott’s applicable DMFs needed to support Cubist  worldwide regulatory submissions related to Product and assist Cubist  in responding to questions from government regulatory agencies concerning the Product.

g.                [   ]*

h.                Permit Cubist to conduct all necessary cGMP and quality assurance reviews of Abbott documentation, including review and receipt of copies of Abbott manufacturing work orders.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

i.                    Permit Cubist to conduct all necessary cGMP and quality assurance reviews of Abbott facilities and operations, subject to the provisions of Paragraph 8.4.8.

j.                    Provide Cubist with acceptable environmental impact statements for inclusion with regulatory submissions.

k.                 Assist Cubist in the development of instructions for use, which will be submitted as labeling in regulatory submissions relating to Product.

l.                    Provide Cubist with appropriate manufacturing documentation for regulatory submissions. Provide safe record retention for the period required by regulatory authorities.

m.              Provide Cubist with development reports and stability reports to support regulatory filings.

n.                [   ]*

o.                Maintain adequate samples of the marketed Product and provide samples as required by third party analytical laboratories and contracted by Cubist to assist in commercial Product release and stability studies.

ARTICLE 4. CUBIST’S DEVELOPMENT RESPONSIBILITIES

4.1 CUBIST’S RESPONSIBILITIES. Cubist shall have the following development responsibilities:

a.                 Optimize Product information transfer for formulation and Project approaches in consultation with Abbott.

b.                Provide approved Bulk Drug from Cubist’s Bulk Drug suppliers, with certificates of analysis, at no cost to Abbott, for formulation studies, stability supplies, manufacturing studies, and other needs as required by Abbott for execution of its responsibilities under this Agreement.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

c.                 Provide Abbott with reference and assay standards for Bulk Drug and any ther proprietary assay standards and certificates of analysis as may be required to perform quality control testing, including all necessary reference standards.

d.                Develop and provide to Abbott validated analytical test methods for Bulk Drug and Product to be used for regulatory submissions, as well as for use in manufacture of Product. Validation which is determined to be required beyond that provided by Cubist, will be mutually agreed upon and resolved with Abbott to assure both validation and regulatory compliance.

e.                 Provide all compendial specifications and testing instructions for Bulk Drug, if such specifications are available.

f.                   Provide Abbott with technical data on Bulk Drug that includes, but is not limited to, the following: 1) material safety data sheets with environmental and safety information, and 2) additional detailed data, if necessary, to define potential hazards and establish employee exposure levels and equipment cleanability limits.

g.                Perform and be responsible for all clinical/efficacy studies necessary to obtain regulatory approval.

h.                Conduct all stability testing (including marketed Product stability testing), retain all samples required to conduct stability testing and compile data for regulatory submissions.

i.                    Prepare and submit to appropriate government regulatory agencies submissions covering Product, respond to all questions from the regulatory agencies, take necessary steps to obtain marketing approvals and to maintain the approved regulatory submissions.

j.                    Provide Abbott with copies of regulatory filings as necessary for Abbott to obtain regulatory pre-inspections.

k.                 Conduct all other research and development and other work required to submit appropriate regulatory submissions and to obtain marketing approvals covering product.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

ARTICLE 5. PAYMENT FOR ABBOTT’S DEVELOPMENT EFFORTS

5.1 MANUFACTURING IMPLEMENTATION AND DEVELOPMENT FEE. To reimburse Abbott for its participation in the Project, Cubist shall pay to Abbott several, non-refundable development fees in the form of milestone payments as described in Paragraph 5.3.

5.2 [ ]*.

5.3 MILESTONE PAYMENTS. Cubist agrees to pay Abbott the following milestone payments according to the Project Timetable described in Exhibit 2.1:

a. [   ]*

b. [   ]*

c. [   ]*

d. [   ]*

e. [   ]*

f. [   ]*

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

g. [   ]*

5.4 CHANGES. If changes occur in the Project or Product Specifications, or if technical difficulties require that Abbott perform either additional work or repeat work, and the reasons for such work are not due to Abbott’s fault or negligence, Cubist shall pay Abbott’s costs for such work, subject to Cubist’s prior approval which shall be requested using the procedure specified in this Paragraph 5.4. Reimbursement for such additional work shall be at the rate of [ ]* Dollars (US$[ ]*) per hour, plus out-of-pocket costs for reasonable travel and substance, materials and supplies. Abbott shall provide Cubist with a new or revised test protocol with cost estimates for such work and Cubist shall pay Abbott within [ ]* of completion of such work. No changes to the Product Specifications or the Project will be made without written approval of Cubist and Abbott. Either party may request amendments to Product Specifications or the Project. If a party wishes to make a change it shall notify the other party of the requested change specifying the change with sufficient details to enable the other party to evaluate the change (a “Change Request”). Within [ ]* following the date of Abbott’s receipt of a Cubist Change Request, Abbott shall deliver a document that: (a) assesses the impact of the change on the total cost of the Project, the Product and the Project Timetable, and (b) incorporates a description of the requested change and its cost (a “Change Control Document”). Any Abbott Change Request shall include all information specified for a Change Control Document said the procedure specified in the preceding sentence shall apply to Cubist’s review of same. If Cubist accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. The price stated in the Change Control Document shall be deemed an increase in the charges specified in the then applicable Project and Project Timetable.

5.5 [   ]*

5.6 NDA STABILITY STUDIES. If Cubist requests, Abbott will consider having performed or performing NDA stability studies for Cubist. If

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

requested, Abbott shall provide an estimate of the time required and costs associated with performing such stability studies.

5.7 USER FEES. [ ]* shall pay any FDA (or foreign equivalent) user fees which may become payable for Product.

ARTICLE 6. CLINICAL AND STABILITY SUPPLIES

6.1 STABILITY SUPPLIES. After Cubist selects its final Product formulation, concentration and fill volume, and the parties mutually agree to the final Product Specifications, Abbott shall provide to Cubist stability supplies consisting of [ ]* lots of Product with each lot consisting of no more than [ ]* units. If possible, Abbott shall manufacture all lots from different production lots of Bulk Drug. Cubist and Abbott shall develop jointly and agree mutually to the formulation, concentration, fill volume and the components for each lot. Abbott currently estimates the cost of manufacturing stability lots of fewer than [ ]* units to be [ ]* per lot. The per unit cost of Product manufactured in connection with this Paragraph 6.1 for lots consisting of more than [ ]* units is set forth on Exhibit 8.5.1. If Cubist and Abbott agree to split a master batch such that the yield is less than [ ]* units @ [ ]* Product and less than [ ]* units @ [ ]* Product, the aggregate cost will not exceed [ ]*.

6.2 ADDITIONAL STABILITY/CLINICAL SUPPLIES. If Cubist, the FDA or any other regulatory authority requires additional stability supplies or sample lots from the Abbott manufacturing facility, other than those specified above, Cubist will issue separate purchase order(s) for such supplies or lots consisting of approximately [ ]* units. Abbott currently estimates the cost of manufacturing stability lots of fewer than [ ]* units to be [ ]* per lot. The per unit cost of Product manufactured in connection with this Paragraph 6.2 for lots consisting of more than [ ]* units is set forth on Exhibit 8.5.1.

ARTICLE 7. CUBIST’S REGULATORY SUBMISSIONS

Abbott shall have the right to review those portions of Cubist’s proposed regulatory submissions relating to Abbott’s packaging or manufacturing procedures before the submissions are filed with appropriate regulatory agencies. Abbott shall complete its review of any such submission within [ ]* after receipt of such proposed regulatory submission. Abbott shall consult with and advise Cubist in responding to questions from the regulatory agencies regarding Cubist’s submission(s) for Product. Abbott agrees that Cubist shall be the sole owner of any regulatory submission filed pursuant to this Agreement.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

ARTICLE 8. MANUFACTURE AND SUPPLY OF PRODUCT

8.1 PURCHASE AND SALE OF PRODUCT. Subject to the provisions of Paragraph 8.3 and during the Term of this Agreement, Abbott shall manufacture, sell and deliver Product to Cubist and Cubist shall take delivery and purchase a minimum of [ ]* percent ([ ]*%) of their worldwide requirements of Product per Contract Year from Abbott according to the schedule outlined in Exhibit 8.1. Abbott shall manufacture Product in accordance with the Product Specifications, as amended by mutual agreement of the parties. The parties may alter from time to time the Product Specifications by mutual written agreement without the necessity of amending this Agreement.

8.2 MINIMUM PURCHASE REQUIREMENT. Cubist covenants to purchase from Abbott not less than [ ]* units of Product during the Term, with the intent that Cubist purchase from Abbott not less than [ ]* Dollars (US$ [ ]* of Product in each of the third, fourth and fifth Contract Years (“Minimum Purchase Requirements”). In the event Cubist purchases less than the Minimum Purchase Requirement of Product from Abbott in any of the third, fourth or fifth Contract Years, the parties will elect that either (i) Abbott shall invoice Cubist for the difference between the amount of Product purchased in such Contract Year and the Minimum Purchase Requirement, and Cubist shall pay Abbott within [ ]* days after receipt of Abbott’s invoice, or (ii) the prices set forth on Exhibit 8.5.1 shall be adjusted accordingly.

8.3 GOVERNMENT APPROVALS. Notwithstanding any other provision of this Agreement, Abbott shall have no obligation to manufacture, sell or deliver Product to Cubist and Cubist shall have no obligation to purchase and take delivery of Product for commercial purposes in a specific territory until Cubist has obtained necessary government approvals required to manufacture and sell Product in such territory. In the event a regulatory authority orders the withdrawal of Product from any country, Cubist shall not be obligated to purchase the Product or sell the Product in such country from the date of such withdrawal and until Cubist is again authorized to sell Product in such country, and Abbott shall not be obligated to supply the Product to Cubist for sale in such country for such period. If such a withdrawal decision is final and not appealable, this Agreement shall terminate with respect to such country.

8.4 MANUFACTURE OF PRODUCT

8.4.1 BULK DRUG SUPPLY. Abbott shall manufacture Product for Cubist from Bulk Drug that Cubist supplies at no cost to Abbott and in quantities sufficient to satisfy Abbott’s gross manufacturing requirements of Product.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

Cubist shall deliver Bulk Drug, F.O.B. Abbott’s manufacturing plant, pursuant to no-cost purchase orders that Abbott issues to Cubist. Cubist warrants to Abbott that Bulk Drug supplied to Abbott hereunder shall meet the Bulk Drug Specifications. Abbott agrees that Abbott’s use of Bulk Drug received from Cubist shall be limited to development contemplated by this Agreement and the manufacture of Product for Cubist. Within [ ]* after Abbott receives each shipment of Bulk Drug supplied by Cubist hereunder, Abbott shall (a) perform an identification test on the Bulk Drug and confirm the shipment amount and, (b) notify Cubist of any claim that any portion of that shipment failed the identification test or the quantity was inaccurate. In the event of such claim, Cubist shall have the right to confirm such findings at Abbott’s manufacturing location, and upon such confirmation, Cubist shall replace, at no cost to Abbott, the portion of the Bulk Drug shipment which represented the short fall amount (if quantity was at issue) or failed the identification test.

8.4.2 BULK DRUG REPLACEMENT. If due to an intentionally wrongful act or any negligent act or omission on Abbott’s part in the examination of Bulk Drug supplied by Cubist, and as a result thereof, the Product that Abbott manufactures therewith fails to conform with the Product Specifications, Abbott’s sole liability in such case shall be limited to replacement of Product, at no cost to Cubist, with conforming Product using Bulk Drug that Abbott purchases from Cubist at Cubist’s purchase cost/kg (as evidenced by Cubist’s invoices that Cubist provides by notice to Abbott from time to time). Abbott’s responsibilities (and associated costs) for replacing lost, damaged or otherwise unusable Bulk Drug pursuant to this Subparagraph 8.4.2 shall in no event exceed [ ]* Dollars (US$[ ]*) per batch. Notwithstanding the foregoing to the contrary, this Subparagraph 8.4.2 shall not limit any liability of Abbott under Subparagraph 8.8.4.

8.4.3 BULK DRUG TITLE AND CONSUMPTION. Cubist shall retain title to the Bulk Drug that it supplies to Abbott hereunder. Abbott shall assume all responsibility and risk for the safekeeping, storage and handling of all shipments of Bulk Drug delivered hereunder. In the event of loss or damage, Cubist shall supply to Abbott Bulk Drug required for replacement at Cubist’s purchase cost/kg as evidenced by Cubist’s invoices provided by notice to Abbott from time to time. The consumption of Bulk Drug for the manufacture of Product shall be in accordance with the maximum consumption factors that Abbott and Cubist agree upon mutually in writing as promptly as practicable; where such consumption factors are subject to change from time to time by mutual written agreement of the parties. If during any [ ]* period, the consumption of Bulk Drug to produce a given quantity of Product exceeds the maximum agreed upon consumption factors for such quantity of Product, Abbott shall promptly reimburse Cubist for the consumed excess at Cubist’s

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

purchase cost/kg as evidenced by Cubist’s invoices that Cubist provides by notice to Abbott from time to time. Abbott’s responsibilities (and associated costs) for reimbursing Cubist for excess consumption of Bulk Drug pursuant to this Subparagraph 8.4.3 shall in no event exceed [ ]* Dollars (US$[ ]*) per twelve (12) month period.

8.4.4 NON-STANDARD EQUIPMENT COSTS. If non-standard, specialized equipment is required to manufacture Product for Cubist, Cubist shall pay the cost of such equipment, subject to Cubist’s prior approval of such costs, which approval shall not be unreasonably withheld Abbott shall advise Cubist of specialized equipment required and the estimated cost(s) associated with the purchase and installation of such equipment. Abbott shall bill Cubist for the associated costs after Abbott installs the equipment. Cubist shall make payment to Abbott no later than [ ]* after Cubist receives an invoice from Abbott. Title to the equipment shall be in Abbott’s name. If Abbott uses the specialized equipment for manufacture of a product other than Product for Cubist, Abbott shall promptly notify Cubist and purchase the equipment by paying Cubist the then current book value of the equipment. This provision shall not apply to any standard equipment normally used or required for the manufacture of Product or for additional standard equipment required to increase production capacity or efficiency at Abbott’s manufacturing plant. Cubist purchased equipment will be transferred to Cubist with title at the completion or termination of the Project, provided that Abbott has not purchased such equipment from Cubist pursuant to this Subparagraph 8.4.4. In general, no customized or specialized equipment is expected.

8.4.5 ACCESS TO DRUG MASTER FILES. Abbott shall manufacture Product that conforms with Product Specifications. Abbott shall grant Cubist reference rights to all DMFs necessary to support Cubist’s applications for marketing authorizations of Product. To effect this, Abbott shall execute Letters of Authorization to regulatory authorities permitting such regulatory authorities to consult Abbott’s DMFs in their review of Cubist’s Product marketing authorizations. Abbott shall send copies of such Authorization Letters to Cubist. Abbott shall update its DMFs annually and shall inform Cubist prior to any modifications in order to permit Cubist to amend or supplement any affected regulatory applications and files for Product.

8.4.6 PRODUCT LABELING. Abbott shall label Product in accordance with label copy that Cubist provides. Such copy may be modified from time to time by agreement of the parties. Cubist shall reimburse Abbott for Abbott’s actual costs of making any label copy changes.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

8.4.7 QUALITY CONTROL. Abbott shall apply its quality control procedures and in-plant quality control checks on the manufacture of Product for Cubist in the same manner as Abbott applies such procedures and checks to products (bearing like qualities to the Drug) that Abbott manufactures and sells for its own account. In addition, Abbott will test and release Product in accordance with the test methods described in Exhibit 8.4.7 to ensure that Product conforms to the Product Specifications. The parties may change the test methods from time to time and by mutual agreement. Abbott shall provide or cause to be provided, for each lot of Product purchased pursuant to this Agreement, a certificate of manufacturing compliance, containing the types of information which shall have been approved by Cubist, which will certify that the lot of Product was manufactured in accordance with the Product Specifications and cGMPs, as the same may be amended from time to time.

8.4.8 AUDITS. (a) Cubist shall have the right, upon [ ]* prior written notice to Abbott, to conduct during normal business hours a quality assurance audit and inspection of Abbott’s records and production facilities relating to the manufacture of Product, and follow-up audits as necessary. Such audits and inspections may be conducted from time to time on a reasonable basis prior to production of the first commercial Product order placed by Cubist and thereafter once each calendar year. The duration of such audits shall not exceed two (2) days and such audits shall be performed by no more than three (3) auditors, unless Cubist reasonably believes that a longer audit or additional personnel are necessary and provides its reasons for such belief to Abbott in writing. If Cubist wishes to perform audits more often than once per year or over a period in excess of [ ]*, Cubist shall pay Abbott [ ]* Dollars (US$[ ]*) per additional audit day. If more than three (3) auditors perform the audit, Cubist shall pay Abbott [ ]* Dollars (US$ [ ]*) per additional auditor. In addition, Cubist shall have the right at any time during the Term, upon [ ]* prior written notice to Abbott, to conduct any audits specifically mandated by any regulatory authority or to respond to specific questions from any regulatory authority. Visits by Cubist to Abbott’s production facilities may involve the transfer of Confidential Information and shall be subject to the terms of Article 12 hereof. The results of such audits and inspections shall be considered Confidential Information under Article 12 and shall not be disclosed to third persons, including but not limited to the FDA and other government regulatory agencies, unless required by law and upon prior written notice to Abbott. In the event, Abbott fails to meet cGMPs or the Product Specifications, Abbott will be responsible, at Abbott’s expense, for (i) conducting an investigation to define the probable causes for the failure, (ii) providing an acceptable cGMPs investigation report to Cubist for review and written approval and (iii) achieving compliance with cGMPs.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

(b) In the event the FDA or other governmental regulatory agency notifies Abbott that it intends to visit or inspect the Abbott production facilities relating to the manufacture of Product. Abbott shall promptly provide notice of such visit or inspection to Cubist and Cubist shall have the right to participate in such visit or inspection. Abbott shall advise Cubist immediately if an authorized agent of the FDA or other governmental regulatory agency visits the Abbott production facilities relating to the manufacture of Product without prior notice. Abbott shall furnish to Cubist the report by such agency of such visit to the Abbott production facilities relating to the manufacture of Product within [ ]* of Abbott’s receipt of such report.

8.4.9 INSPECTION OF PRODUCT. Cubist shall have a period of [ ]* from the date of receipt of a shipment of Product to inspect and reject such shipment on the grounds that it does not conform with the Product Specifications. If Cubist rejects such shipment, it shall promptly so notify Abbott and provide to Abbott samples of such shipment for testing. If Abbott tests such shipment and determines that it did conform to the Product Specifications, the parties shall submit samples of such shipment to a mutually acceptable independent laboratory for testing. If such independent laboratory determines that the shipment conformed to the Product Specifications, Cubist shall bear all expenses of shipping and testing such shipment samples. If Abbott or such independent laboratory confirms that such shipment did not meet the Product Specifications, Abbott shall replace, at no cost to Cubist, that portion of the Product shipment which does not conform to the Product Specifications, and shall bear all expenses of shipping and testing the shipment samples. Any nonconforming portion of any shipment shall be disposed of as directed by Abbott, at Abbott’s expense. Any Product that Cubist does not reject pursuant to this Subparagraph 8.4.9 shall be deemed accepted and all claims with respect to Product not conforming with Product Specifications shall be deemed waived by Cubist, except as to latent defects which are not reasonably discoverable. Notwithstanding the foregoing to the contrary, this Subparagraph 8.4.9 shall not limit any liability of Abbott under Subparagraph 8.8.4 or release Abbott from its warranty under Subparagraph 8.8.3(b). Cubist shall not be required to pay Abbott for any Product which has been properly rejected pursuant to this Paragraph 8.4.9. Abbott shall replace rejected Product at no additional cost to Cubist as soon as reasonably possible after receipt of test results confirming nonconformance with the Product Specifications.

8.4.10 NOTIFICATION OF COMPLAINTS. Cubist shall notify Abbott of any Product complaints involving Abbott’s manufacture or packaging in sufficient time to allow Abbott to evaluate the complaints and assist Cubist in responding to such complaints.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

8.4.11 PRODUCT RECALLS. If (a) any regulatory authority withdraws the approval to sell the Product in such country or issues a directive or request that the Product be recalled for product safety reasons relating to the Product or (b) any regulatory authority or court of competent jurisdiction issues a request, directive or order that the Product be recalled, or (c) Cubist or Abbott shall reasonably determine that the Product should be recalled, both parties shall collaboratively take all appropriate corrective actions, and shall cooperate in any governmental investigations surrounding the recall. In the event that such recall results from any cause or event arising from defective manufacture, storage or handling of the Product by Abbott (excluding defects relating to Bulk Drug, packaging or labeling supplied by or prepared at the direction of Cubist), Abbott shall be responsible for all expenses of the recall and Abbott shall promptly replace such Product at no additional cost to Cubist consistent with directions received from the appropriate governmental authority. In all other cases, Cubist shall be responsible for the expenses of recall, including the cost of replacement Product. For the purposes of this Agreement, the expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product and all other costs incurred in connection with such recall, but shall not include lost profits of either party.

8.5. PRICE AND PAYMENT.

8.5.1 PRICE. Product shall be delivered by Abbott at prices set forth on Exhibit 8.5.1 of this Agreement.

8.5.2 PAYMENT. Abbott shall invoice Cubist upon delivery of Product. Cubist shall make payment net [ ]* from the date of receipt of Abbott’s invoice.

8.5.3 TAXES. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge lawfully assessed or charged on the manufacture, sale or transportation of Product sold pursuant to this Agreement shall be paid by Cubist.

8.6 DELIVERY.

Abbott shall deliver Product to Cubist, F.O.B. Abbott’s plant at McPherson, Kansas or at any other Abbott plant the parties may agree to in writing. Title shall pass to Cubist at such point. Shipment shall be via a carrier designated by Cubist.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

8.7 ORDERS AND FORECASTS.

8.7.1 FIRST YEAR ESTIMATE. Cubist shall, within [ ]* after filing its NDA, ANDA or equivalent foreign regulatory submission for the Product, provide Abbott with a written estimate of Cubist’s monthly requirements for the Product from Abbott for the first Contract Year Abbott acknowledges that such quantities are estimates only.

8.7.2 TRUST ORDER. Abbott and Cubist shall cooperate fully in estimating and scheduling production for the first commercial order of Product to be placed by Cubist with Abbott in anticipation of regulatory approval of Product.

8.7.3 FIRST FIRM QUARTERLY ORDER AND ANNUAL FORECAST. Cubist shall place its first firm quarterly order approximately [ ]* in advance of the anticipated NDA approval date, ANDA approval date or equivalent foreign regulatory submission approval date, or desired Product availability date for the Product to be available for the first quarter of commercial launch. [ ]*.

8.7.4 ROLLING FORECAST. Thereafter, Cubist shall provide within the first [  ]* of each quarter to Abbott a rolling [ ]* projection of requirements with the first [ ]* of such projection consisting of firm purchase orders and the remaining [ ]* of such projection consisting of Cubist’s best estimate forecast of its Product requirements.

8.7.5 PURCHASE ORDER ACCEPTANCE. Within [ ]* after receipt of Cubist’s firm purchase orders for Product, Abbott shall confirm to Cubist its acceptance of the purchase order, delivery date and quantity of Product ordered by Cubist.

8.7.6 FIRM QUARTERLY ORDER CHANGES. If, due to significant unforeseen circumstances, Cubist requests changes to firm quarterly orders with less than [  ]* notice, Abbott shall attempt within reasonable manufacturing capabilities and efficiencies to accommodate the changes. Abbott shall advise Cubist of the costs associated with making any such change and Cubist shall be deemed to have accepted the obligation to pay Abbott for such costs if Cubist indicates to Abbott that Abbott should proceed to make the change; provided that if the change requested is a reschedule of a firm order for delivery within the same calendar quarter no additional fee shall be assessed.

8.7.7 PURCHASE ORDER TERMS. Each purchase order or any acknowledgment thereof, whether printed, stamped, typed, or written, shall be governed by the terms of this Agreement and none of the provisions of

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

such purchase order or acknowledgment shall be applicable except those specifying quantity ordered, delivery dates, special shipping instructions and invoice information.

8.8 GUARANTEES AND WARRANTIES.

8.8.1 CUBIST’S GUARANTEE. Cubist guarantees to Abbott that all Bulk Drug delivered to Abbott pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, (the “Act”) or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce. Cubist further warrants to Abbott that Bulk Drug supplied to Abbott hereunder shall meet the Bulk Drug Specifications set forth on Exhibit 1.2. Cubist further guarantees that all Product Specifications Cubist provides to Abbott shall conform with the appropriate Cubist filing with either the FDA or its foreign equivalent.

8.8.2 ABBOTT’S GUARANTEE. Abbott guarantees to Cubist that Product Abbott delivers to Cubist pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery and will not be an article which may not under the provisions of Sections 404 and 505 of such Act be introduced into interstate commerce.

8.8.3 ABBOTT’S PRODUCT WARRANTY. Abbott represents and warrants to Cubist that Product Abbott delivers to Cubist pursuant to this Agreement shall be free from defects in material and workmanship and shall be manufactured (a) in accordance and conformity with the Product Specifications and (b) in compliance with all applicable statutes, laws, rules or regulations, including those relating to the environment, food or drugs and occupational health and safety, including, without limitation, those enforced or promulgated by the FDA (including, without limitation, compliance with cGMPs). Abbott further represents and warrants to Cubist that the performance of its obligations under this Agreement will not result in a violation or breach of and will not conflict with or constitute a default under its Certificate of Incorporation or corporate bylaws or any agreement, contract, commitment or obligation to which Abbott or any of its Affiliates is a party or by which it is bound.

The foregoing warranties shall not extend to any nonconformity or defect which relates to or is caused by Bulk Drug that Cubist supplies to Abbott. Subject to Subparagraph 8.8.4, the replacement provisions of Subparagraph 8.4.2 shall be Cubist’s sole and exclusive remedy for non-conforming or defective Product. ABBOTT MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY ABBOTT. Except as otherwise provided under Subparagraph 8.8.4 with respect to third party claims, neither party shall be liable to the other for indirect, incidental or consequential damages resulting from any breach of this Agreement.

8.8.4 ABBOTT INDEMNIFICATION. Subject to the provisions of Subparagraph 8.8.6, Abbott shall indemnify and hold Cubist, its affiliates, officers, directors and employees harmless from and against all claims, causes of action, settlement costs, losses or liabilities of any kind (including reasonable attorney’s fees) related to this Agreement and asserted by third persons which arise out of or are attributable to (a) any intentional wrongful act or any negligent act or omission on the part of Abbott’s employees, agents or representatives, (b) Abbott’s breach of any representation or warranty set forth in Subparagraph 8.8.3, or (c) a third party’s proprietary rights relating to Abbott’s manufacturing processes used in the manufacture of Product pursuant to this Agreement. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such losses arose as a result of Cubist’s (or any Cubist indemnitee’s) negligence, intentional misconduct or breach of this Agreement.

8.8.5 CUBIST INDEMNIFICATION. Subject to the provisions of Subparagraphs 8.8.6, Cubist shall indemnify and hold Abbott, its affiliates, officers, directors and employees harmless from and against all claims, causes of action, settlement costs, losses or liabilities of any kind (including reasonable attorney’s fees) related to this Agreement and asserted by third persons which arise out of or are attributable to (a) any intentional wrongful act or any negligent act or omission on the part of Cubist’s employees, agents or representatives, (b) the use of or lack of safety or efficacy of Drug or Product except to the extent such claim is based upon a breach of Abbott’s representations or warranties set forth in Subparagraph 8.8.3, and (c) a third party’s proprietary rights relating to the Drug or Product. The foregoing indemnification action shall not apply in the event and to the extent that a court of competent jurisdiction determines that such losses arose as a result of Abbott’s (or any Abbott indemnitee’s) negligence, intentional misconduct or breach of this Agreement.

8.8.6 CONDITIONS OF INDEMNIFICATION. If either party seeks indemnification from the other hereunder, it shall promptly give notice to the other party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other party in the investigation and defense of all such claims or suits. The indemnifying party shall have the option to assume the other party’s defense in any such claim or suit with counsel reasonably satisfactory to the other party. No settlement or compromise shall be binding on a party hereto without its prior written consent, such consent not to be unreasonably withheld.

ARTICLE 9. PRESS RELEASE

Neither party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other party or any of its affiliates or subsidiaries, or otherwise use the name of the other party or any of its affiliates or subsidiaries in any public statement or document, except as may be required by law or judicial order, without the written consent of the other party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a party that names the other party shall first be provided in draft to the other party. The other party shall have [ ]* to review and approve such draft prior to the issue or publication of the announcement.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

ARTICLE 10. INTELLECTUAL PROPERTY RIGHTS

10.1. [ ]*

10.2. [ ]*

ARTICLE 11. TERM AND TERMINATION

11.1 TERM. This Agreement shall commence on the Effective Date and the initial Term shall expire at the end of the [   ]* Contract Year. Thereafter, the Agreement shall continue automatically until terminated. This Agreement may be terminated upon expiration of the Term or at anytime thereafter [   ]* written notice from one party to the other.

11.2 TERMINATION OF PRODUCT DEVELOPMENT PROJECT. The Project as described in Article 2 may be terminated by either party at any time by [ ]* prior written notice if such party makes a good faith determination that the Product is not technically or commercially feasible. If the Project is terminated, Abbott shall advise Cubist of Abbott’s actual development costs

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

on the Project incurred prior to such termination. Based upon Abbott’s actual costs and Cubist’s payments to Abbott, an appropriate adjustment negotiated in good faith shall be made. Abbott, if requested by Cubist, shall provide to Cubist a summary of costs payable pursuant to this Paragraph 11.2. Upon payment of any adjustment required by this Paragraph 11.2, this Agreement shall terminate.

11.3 GENERAL TERMINATION RIGHTS. Either party may terminate this Agreement by giving to the other [ ]* prior written notice as follows:

a.                 Upon the bankruptcy or the insolvency of the other party unless, in the case of an involuntary proceeding, it is dismissed within the notice period; or

b.                Upon the breach of any warranty or any other material provision of this Agreement by the other party if the breach is not cured within [ ]* after written notice thereof to the party in default.

11.4 REIMBURSEMENT UPON TERMINATION. Upon termination pursuant to this Article 11, Cubist shall reimburse Abbott for Abbott’s cost of all supplies purchased and on hand or on order, if such supplies were ordered by Abbott based on firm purchase orders or Cubist estimates of its requirements of Product and such supplies cannot be reasonably used by Abbott for other purposes and cannot be cancelled. Abbott shall use reasonable efforts to mitigate the costs of non-cancelable orders. Abbott shall invoice Cubist for amounts due hereunder. Payment shall be made pursuant to Subparagraph 8.5.2.

11.5 RETURN OF INVENTORY. In the event of any termination, within [ ]* of said termination, Abbott shall return any remaining inventory of Bulk Drug and Product to Cubist at Cubist’s expense, unless such termination shall have been as a result of a breach of this Agreement by Abbott, in which case such inventory shall be returned at Abbott’s expense.

11.6 RETURN OF EQUIPMENT. In the event of any termination, within [ ]* of said termination, Abbott shall return to Cubist at Cubist’s expense any equipment purchased with Cubist funds, provided that Abbott has not purchased such equipment from Cubist pursuant to Subparagraph 8.4.4.

11.7 SURVIVAL. Termination of this Agreement shall not affect rights and obligations of either party that may have accrued prior to the effective date of termination or any obligation specifically stated to survive termination. The provisions of Articles 1-2 and Paragraphs 8.8, 10, 11, 12, and 13 shall survive any expiration or termination of this Agreement.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

ARTICLE 12. CONFIDENTIAL INFORMATION

12.1 It is recognized by the parties that, during the Term of this Agreement, the parties will exchange Confidential Information. Abbott agrees that it shall not disclose or use for Abbott’s benefit (other than as provided herein) or for the benefit of any third person Confidential Information received from Cubist. Cubist agrees that it shall not disclose or use for Cubist’s benefit (other than as provided herein) or for the benefit of any third person Confidential Information received from Abbott.

12.2 Notwithstanding the above, nothing contained in this Agreement shall preclude Cubist or Abbott from utilizing Confidential Information as may be necessary in prosecuting patent rights of the parties pursuant to Article 10, or obtaining governmental marketing approvals, or in manufacturing Product pursuant to the terms and conditions of this Agreement. The obligations of the parties relating to Confidential Information shall expire [ ]* after the termination of this Agreement.

ARTICLE 13. MISCELLANEOUS

13.1 FORCE MAJEURE.

13.1.1 EXCUSABLE DELAY. Any delay in the performance of any of the duties or obligations of either party hereto (except the payment of money) shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, including strikes, lockouts, job actions, boycotts, fires, explosions, floods, shortages of material or energy, or other unforeseeable causes beyond the control and without the fault or negligence of the party so affected. The affected party shall give prompt notice to the other party of such cause, and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause.

13.1.2 TRANSFER OF PRODUCTION. If Abbott becomes subject to an event of force majeure or problems are encountered which interfere with production of Product at Abbott’s McPherson, Kansas plant, the parties shall agree mutually on implementation of an agreed upon action plan to transfer production to another Abbott plant. The parties shall meet, after the execution of this Agreement and at the request of either party, to discuss and define such an action plan.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

13.2 NOTICES. All notices hereunder shall be delivered either: (a) personally; (b) by facsimile and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service to the following addresses of the respective parties:

To:		Cubist Pharmaceuticals, Inc.
24 Emily Street
Cambridge, MA 02139 U.S.A.
Attention: Dr. Alan Watson
Facsimile: (617) 576-0271

To:		Hospital Products Division
Abbott Laboratories
200 Abbott Park Road
Abbott Park, Illinois 60064-3537 U.S.A.
Attention: President
Facsimile: 847-937-2927

	With copy to:	Divisional Vice President
Domestic Legal Operations
100 Abbott Park Road
D-322, AP6D
Abbott Park, Illinois 60064-3500 U.S.A.
Facsimile: 847-938-1206

Notices shall be effective upon receipt if personally delivered or delivered by facsimile and confirmed by first class mail, on the third business day following the date of registered or certified mailing or on the first business day following the date of delivery to the overnight courier. A party may change its address listed above by written notice to the other party.

13.3 CHOICE OF LAW. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, except for its choice of law rules.

13.4 ALTERNATIVE DISPUTE RESOLUTION. The parties recognize that bona fide disputes may arise which relate to the parties’ rights and obligations under this Agreement. The parties agree that any such dispute shall be resolved by ADR in accordance with the procedure set forth in Exhibit 13.4.

13.5 ASSIGNMENT. Neither party shall assign this Agreement nor any part thereof without the prior written consent of the other party; which shall not be unreasonably withheld, PROVIDED, HOWEVER, (a) either party may assign this Agreement to one of its wholly-owned subsidiaries without such consent; or (b) either party, without such consent, may assign or sell the same in connection with the transfer or sale of substantially all of its business to which this Agreement pertains or in the event of its merger or consolidation with another company. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any party of responsibility for the performance of any accrued obligation which such party then has hereunder.

13.6 ENTIRE AGREEMENT. This Agreement, together with the Exhibits referenced and incorporated herein, constitute the entire agreement between the parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto.

13.7 SEVERABILITY. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

13.8 WAIVER - MODIFICATION OF AGREEMENT. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both parties. Failure by either party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

13.9 INSURANCE CLAUSE. Cubist shall, at its sole cost and expense, obtain and keep in force general liability insurance with bodily injury, death and property damage limits of [ ]* Dollars (US$[ ]*) per occurrence and [ ]* Dollars (US$[ ]*) in the aggregate including product liability coverage. Upon the Effective Date, Cubist shall furnish to Abbott a certificate of insurance signed by an authorized representative of Cubist’s insurance underwriter evidencing the insurance coverage required by this Agreement and providing for at least [ ]* prior written notice to Abbott of any cancellation, termination, material change or reduction of such insurance coverage.

*  Confidential treatment requested: Material has been omitted and filed with the Commission.

13.10 DISTRIBUTION AGREEMENT. If requested by Cubist, Abbott agrees to negotiate in good faith with Cubist for a separate contract for distributing finished product

13.11 [    ]*

13.12 EXHIBITS. All Exhibits referred to herein are hereby incorporated by reference.

13.13 MISCELLANEOUS.

13.13.1 PROCESS REWORK. Process rework created as a result of Cubist’s changes shall be billed separately at a reasonable fee mutually agreed upon in writing.

13.13.2 POSTPONEMENT OF SCHEDULED PRODUCTION RUN. If Cubist postpones a scheduled production run less than sixty (60) days prior to the production date, then Cubist shall pay to Abbott [  ]* Dollars (US$[  ]*) for this change; notwithstanding the foregoing, if Abbott is able to fill such scheduled time period with another production run for a third party, Cubist will receive a refund of such fee.

13.13.3 SUB-LOTS. Should Cubist desire Abbott to split a manufacturing lot of material into several sub-lots during packaging, there is a split fee of [  ]* Dollars (US$[  ]*) for each sub-lot packaged off due Abbott.

13.13.4 COLD STORAGE FEE. A cold storage fee shall be due and payable to Abbott if Cubist stores Product at Abbott’s plant after such Product’s final release. The fee shall be [  ]* (US$[  ]*) per pallet per month or any part thereof.

13.13.5 SHIPMENT PER BATCH. Abbott shall make up to two (2) shipments to Cubist of Product per batch at no charge to Cubist. Any other shipments requested shall be at a fee of [  ]* Dollars (US$[  ]*) per shipment plus shipping costs.

13.13.6 DEBARMENT WARRANT. Abbott and Cubist represent and warrant that neither party uses nor will in the future use in any capacity the services of any person debarred under Section (a) or (b) of 21 U.S.C. Section 335a.

* Confidential treatment requested: Material has been omitted and filed with the Commission.

The parties intending to be bound by the terms and conditions hereof have caused this Agreement to be signed by their duly authorized representatives on the date first above written.

ABBOT LABORATORIES	CUBIST PHARMACEUTICALS, INC.

/S/ RICHARD A. GONZALEZ	/S/ SCOTT M. ROCKLAGE
By (Signature)	By (Signature)

RICHARD A. GONZALEZ	SCOTT M. ROCKLAGE
Name (Printed)	Name (Printed)

PRESIDENT	PRESIDENT AND CEO
Title	Title